Exhibit 2.2

UNIT EXCHANGE AGREEMENT

THIS UNIT EXCHANGE AGREEMENT (this “Agreement”) is dated as of November 30, 2020 (the “Effective Date”), is between The Home Integrator Holdings, LLC, a Delaware limited liability company (the “Company”), St. Michaels Ventures, LLC, a Delaware limited liability company (“St. Michaels”), Entrepreneurs Management Group, LLC (“EMG”), Patrick Mattucci, a New Jersey resident (“Mattucci”), Charles DeVault, a New Jersey resident (“DeVault”), and Damien McElroy, a New Jersey resident (“McElroy, and together with St. Michaels, Mattucci, DeVault and McElroy, the “Members”). The Company and the Members are sometimes collectively referred to as the “Parties” and individually as a “Party”.

RECITALS:

The Members are the sole owners of all of the equity interests of The Home Integrator of the Delaware Valley, LLC, a Delaware limited liability company (“DelVal”).

The Members desire to exchange all of their Class A membership interests of DelVal (the “Interests”) to the Company in exchange for Class A membership interests of the Company (the “Class A Units”), all as set forth opposite their names on Exhibit A hereto.

The Company desires to makes such exchange, whereby DelVal will become a wholly-owned subsidiary of the Company, and in consideration therefor, provide the Members with those rights and benefits of a “Class A member” of the Company.

TERMS AND CONDITIONS

NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1.                  Definitions. For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order in Section 9 hereof.

2.                  Sale of Units. Each Member hereby transfers to the Company their respective Interests, free and clear of all Encumbrances, in exchange for the payment of such cash amounts and issuance of Class A Units as set forth opposite their names on Exhibit A hereto. Such exchange is intended to be tax exempt pursuant to Section 721 of the Internal Revenue Code of 1986, as amended.

3.                  Closing.

3.1              Location, Date. The closing of the Transactions (the “Closing”) is being held on the date hereof at the offices of the Company.

3.2              Deliveries. At the Closing, subject to the terms and conditions contained herein:

(a)               each Member shall deliver to the Company the following items:

(i)                a duly executed counterpart to this Agreement; and

(ii)              a duly executed Joinder.

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(b)               The Company shall deliver to the Members:

(i)                a duly executed counterpart to the Agreement; and

(ii)              a duly executed Joinder.

3.3              Expenses. The Parties shall each pay all of their respective legal, accounting and other expenses incurred by such Party in connection with the Transactions.

4.                  Representations and Warranties of the Member.

Each Member hereby, severally and not jointly, represents and warrants to the Company as follows:

4.1              Corporate Status. DelVal is duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified or licensed to do business as a foreign limited liability company in any jurisdiction where the ownership of any asset or the conduct of its business would require it to be so qualified or licensed.

4.2              Authorization. Each Member has the requisite authority and legal capacity to execute and deliver this Agreement, perform the Transactions performed or to be performed by him or it and satisfy or perform, as the case may be, his or its obligations under this Agreement. The Agreement has been duly executed and delivered by each Member and constitutes a valid and binding obligation of the Member, enforceable against the Member in accordance with its terms.

4.3              Consents and Approvals. Neither the execution and delivery by a Member of the Agreement, nor the performance of the Transactions performed or to be performed by him or it, require any notice filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise or give any Person the right to challenge any of the Transactions under (a) any Law or Court Order to which he or it is subject, or (b) any Contract, Governmental Permit or other document to which such Member is a party or by which the properties or other assets of Member may be bound.

4.4              Title. The Member is the record and sole beneficial owner of the Interests set forth opposite his or its name on Exhibit A, free and clear of all Encumbrances.

4.5              Capitalization. The Interests have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the DelVal Operating Agreement or any Contract to which DelVal or any Member is a party. The Interests constitute of the total issued and outstanding membership interests in DelVal. Immediately following the Closing, the Company will own 100% of the issued and outstanding membership interests in DelVal, free and clear of all Encumbrances

4.6              Accredited Investor. Each Member is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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5.                  Representations and Warranties of the Company.

The Company hereby represents and warrants to each Member as follows:

5.1              Organizational Status. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware and is duly qualified or licensed to do business as a foreign limited liability in any jurisdiction where the ownership of any asset or the conduct of its business would require it to be so qualified or licensed.

5.2              Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by the Company has been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.3              Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the performance of the Transactions performed or to be performed by the Company, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Company is subject, (b) the Operating Agreement or (c) any Contract, Governmental Permit or other document to which the Company is a party or by which the properties or other assets of the Company may be bound.

6.                  Indemnification.

6.1              By Member. From and after the Closing Date, each Member, severally and not jointly, shall indemnify and hold harmless the Company and its successors and assigns (each, an “Indemnified Company Party”) from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Company Party in connection therewith, including in connection with the investigation or defense of any claim hereunder or in asserting any rights hereunder) (collectively, “Damages”) that such Indemnified Company Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the representations or warranties of the Member contained in this Agreement.

6.2              By the Company. From and after the Closing Date, the Company shall indemnify and hold harmless each Member from and against any Damages that such Member may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the representations or warranties of the Company contained in this Agreement.

6.3              Procedure for Claims. Any Person who desires to seek indemnification under any part of this Article 6 shall give written notice in reasonable detail (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”). If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

7.                  General Matters.

7.1              Contents of Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

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7.2              Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns. No Party shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

7.3              Further Assurances. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

8.                  Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to any choice of law or conflict of law, choice of forum or provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each Party also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of this Article 8. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.                  Definitions.

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Contract” means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

“Court Order” means any judgment, decree, injunction, order, ruling, writ citation or award of any nature whatsoever of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“DelVal Operating Agreement” means the Limited Liability Company Operating Agreement of DelVal existing as of the Closing Date.

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“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).

“Governmental Permits” means any permits, licenses, registrations, certificates of occupancy, approvals, privileges or other authorizations of any nature whatsoever, granted, approved or allowed by any Governmental Body.

“Law” means any provision of any constitution, statute, law, treaty, ordinance, regulation, charter order, rule or guideline of any Governmental Body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Operating Agreement” means the Limited Liability Company Operating Agreement of the Company dated as of September 1, 2020.

“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

“Securities Act” means the Securities Act of 1933, as amended.

“Transactions” means the transactions contemplated at the Closing.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

St. Michaels Ventures, LLC

By:__________________________________

Name:

Title: Managing Member

Entrepreneurs Management Group, LLC

By:__________________________________

Name:

Title: Managing Member

By:__________________________________

Name: Charles W. Devault

By:__________________________________

Name: Patrick F. Mattucci

By:__________________________________

Name: Damian McElroy

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EXHIBIT A

Name	Interests	Class A Units

St. Michaels Ventures	27.5	520,000

Patrick Mattucci	23	430,000

Charles DeVault	23	430,000

Damien McElroy	14	270,000

Entrepreneurs Management Group, LLC	12.5	240,000

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